Exhibit 21
KFORCE INC.
SUBSIDIARIES (DIRECT OR INDIRECT)
AS OF FEBRUARY 23, 2018

Name of Subsidiary	Jurisdiction of Incorporation or Formation
KFAH, LLC	Florida
KFAH II, LLC	Florida
Kforce.com, Inc.	Florida
Romac International, Inc.	Florida
Kforce Flexible Solutions, LLC	Florida
Kforce Staffing Solutions of California, LLC	Florida
Kforce Global Solutions, Inc.	Pennsylvania
Kforce Government Solutions, Inc.	Pennsylvania
Kforce Government Holdings, Inc.	Florida
Kforce Services Corporation	Florida
TraumaFX Solutions, Inc.	Florida
KGS Training Technologies, Inc.	Florida